IVY FUND

                              REDESIGNATION OF THE
                 IVY SHORT-TERM U.S. GOVERNMENT SECURITIES FUND


WHEREAS, acting pursuant to Article III of the Declaration of Trust dated December 21, 1983, as amended and restated December 10, 1992, (the "Declaration") of Ivy Fund (the "Trust"), the Trustees established the Ivy Short-Term U.S. Government Securities Fund as an additional series of the Trust pursuant to an Establishment and Designation of Additional Series dated October 17, 1994 (the "Designation");

     WHEREAS, the Trustees, acting pursuant to Section 4 of the Designation now desire to redesignate the Ivy Short-Term U.S. Government Securities Fund of the Trust as the Ivy Short-Term Bond Fund;
     NOW THEREFORE, the undersigned, being a majority of the Trustees of the Trust, hereby redesignate the "Ivy Short-Term U.S. Government Securities Fund" as the "Ivy Short-Term Bond Fund."

         The foregoing redesignation shall be effective upon filing of this instrument with the office of the Secretary of State of the Commonwealth of Massachusetts.

         WITNESS our hands this _____day of March, 1995.



/S/ JOHN S. ANDEREGG, JR.______________   /S/ MICHAEL R. PEERS__________________
John S. Anderegg, Jr., as Trustee         Michael R. Peers, as Trustee



/S/ PAUL H. BROYHILL________________     /S/ JOSEPH G. ROSENTHAL________________
Paul H. Broyhill, as Trustee             Joseph G. Rosenthal, as Trustee



/S/ FRANK W. DEFRIECE_____________________/S/ RICHARD N. SILVERMAN______________
Frank W. DeFriece, Jr., as Trustee        Richard N. Silverman, as Trustee



/S/ MICHAEL G. LANDRY_____________________/S/ JAMES B. SWAN_____________________
Michael G. Landry, as Trustee             james B. Swan, as Trustee